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                                                                  EXHIBIT 10.15


                              EMPLOYMENT AGREEMENT



                  THIS EMPLOYMENT AGREEMENT (this "Agreement") is made this ___ day of __________, 1997, between HAYES COMMUNICATIONS INC. (formerly known as ACCESS BEYOND, INC.), a Delaware corporation (the "Company"), and DENNIS C. HAYES, a resident of Gwinnett County, Georgia (the "Executive").


                             W I T N E S S E T H :


                  WHEREAS, Hayes Microcomputer Products, Inc., a Georgia corporation ("Hayes") and Executive have entered into that certain Employment Agreement dated July 1, 1983, as amended and restated by that certain Amendment and Restated Employment Agreement dated April 16, 1996 (the "Employment Agreement") which are currently in force; and

                  WHEREAS, pursuant to the April 16, 1996 Employment Agreement between Executive and Hayes, Executive has been entitled to a $1,000,000 annual base salary and certain benefits and perquisites which Executive and the Company desire to revise to an incentive-based compensation plan which reflects that Hayes will become a publicly traded company upon completion of the Merger pursuant to the Merger Agreement (defined below); and

                  WHEREAS, the Executive and the Company desire to enter into this Agreement in order to set forth the terms under which Executive's employment with the Company will commence upon the Effective Time (as defined below) and certain arrangements with respect to Executive's activities and obligations following the termination of Executive's employment with the Company; and

                  WHEREAS, Hayes is engaged in the business of developing, manufacturing, marketing and distributing certain computer component products, software and systems and the Company is engaged in the business of developing and marketing network access devices (hereinafter the collective business of Hayes and the Company referred to as the "Business of the Company"); and

                  WHEREAS, Hayes has entered into that certain Agreement and Plan of Reorganization between Hayes and the Company dated the _____ day of ____________, 1997 (the "Merger Agreement"); and

                  WHEREAS, execution of this Agreement is a condition precedent to the effectiveness and enforceability of the Merger Agreement and the closing of the Merger as contemplated in the Merger Agreement is a condition to the effectiveness of this Agreement..

                  NOW, THEREFORE, for and in consideration of the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and

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sufficiency of which are hereby acknowledged, the Executive, Hayes, and the
Company agree as follows:

                           1. EMPLOYMENT AND DUTIES.

         1.1 Appointment as Chairman. For the Term of this Agreement as set forth in Section 2 hereof, the Executive shall be employed, hold the office, perform the duties, and have the authority and responsibilities of the Chairman of the Board of Directors, which shall be a corporate office of the Company ("Chairman") of the Company as set forth herein.

         1.2 Duties of the Chairman. The Executive shall have the following authority, responsibilities and duties as Chairman of the Company:

                  1.2.1 The Chairman shall direct the Office of Chairman which will develop initiatives for the Board of Directors ("Board") and shareholders in connection with long-term operating and strategic planning, policy development, new technology strategy and corporate business development for the Company.

                  1.2.2 The Chairman shall act as a Company spokesperson and shall exert his best efforts to interface, develop and maintain positive relations with the industrial, political, business, financial, academic, investment and research communities.

                  1.2.3 The Chairman shall serve as a member of and participate on the Senior Management Committee to be established by the Board of Directors of the Company to foster and enhance communications among the senior officers of the Company in order to facilitate and coordinate the strategic and operational activities of the Company.

         1.3 Other Duties. The Chairman shall perform such other duties as may be reasonably assigned from time to time by the Board consistent with the position of Chairman.

         1.4 Duties of CEO. To the extent that the responsibilities of the Chairman duplicate duties assigned to the Chief Executive Officer of the Company (the "CEO"), the Chairman shall advise the CEO on those responsibilities.

         1.5 Outside Activities. During the Term, the Executive shall devote his full business time and efforts to the execution of his duties and responsibilities hereunder. Notwithstanding the foregoing, nothing in this Agreement shall be deemed to prohibit the Executive from serving on other boards of directors, whether or not for compensation (subject to Board approval and opinion of Company counsel, as may be appropriate) and from consulting for other non-Competing Businesses, as defined in Section 5.1, on non-Company time, or from owning copyrights, royalties, or other rights with respect to books, historical accounts, speeches, presentations, or other works of authorship by or in collaboration with the Executive, whether or not they relate to the Company or its affairs to the extent that such activities do not interfere with his performance of his duties and responsibilities as Chairman and are permitted by Sections 5, 6, and 7 of this Agreement.

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         1.6      Other Positions.  The Executive shall only hold the office of
Chairman. The employment by the Company of the Executive hereunder as the Chairman shall not preclude appointment or election of the Executive by the Board to any other corporate office of the Company.


                          2. TERM AND EFFECTIVE TIME.


         The term of the Executive's employment hereunder is conditioned upon the occurrence of, and shall commence on, the Effective Time under the Merger Agreement (the "Effective Time"), and shall continue for a period of three (3) years from January 1, 1998 unless either terminated or extended as provided by the Agreement (the "Term"). The April 16, 1996 Employment Agreement is terminated effective as of the Effective Time.

                      3. COMPENSATION AND OTHER BENEFITS.

         3.1 Salary. As compensation for his services to the Company rendered pursuant hereto, the Executive shall be paid a base salary at the rate Four Hundred Thousand Dollars ($400,000.00) per annum (hereinafter referred to as "Base Salary") with increases on each anniversary date of the Effective Time to the Base Salary directly proportional to any increase (but not decrease) in the cost of living as reflected by the "Consumer Price Index for Urban Wage Earners and Clerical Workers-All Items" ("CPI") published by the Bureau of Labor Statistics of the U.S. Department of Labor (or the official successor to such index) in effect on such anniversary date as compared to the CPI in effect on the preceding anniversary date or Effective Time, as appropriate. The Base Salary shall accrue and be due and payable in equal, or as nearly equal as practicable, semi-monthly installments, and the Company may deduct from each such installment all amounts required to be deducted and withheld in accordance with the provisions of any applicable law now in effect or hereafter in effect including without limitation federal and state income, FICA and other withholding tax requirements, and such other deductions permitted by the Company which Executive may authorize from time to time.

         If the Effective Time is on other than the first business day of a calendar month or if the Executive's employment hereunder shall terminate on other than the last day of a calendar month, the Executive's Base Salary for such month shall be prorated according to the number of days during such month that the Executive was employed hereunder.

         3.2 Bonus. Executive shall be eligible for such bonuses as follows:

                  3.2.1 Personal Incentive Bonus. Executive shall be paid a personal incentive bonus up to a maximum of Five Hundred Thousand Dollars ($500,000.00) per year, payable quarterly, based on Executive's attaining personal goals in respect to his employment as Chairman of the Company, such goals to be mutually determined by the Executive and the Compensation Committee of the Board (the "Compensation Committee") and approved by the Board.

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                  3.2.2  Corporate Incentive Bonus.  The Executive shall be
         eligible to receive a Corporate Incentive Bonus up to a maximum amount of Three Hundred Thousand Dollars ($300,000.00) per year, payable semi-annually. The payment of such Corporate Incentive Bonus shall be based on the Company's attainment of the same goals, objectives and benchmarks as set by the Board for the payment of a similar corporate incentive bonus to the President of the Company.

         3.3 Stock Option Plan. The Company shall award to Executive each year during the Term hereof, stock options to purchase 200,000 shares of common stock of the Company with an exercise price at fair market value as of the date of award (the "Options"). Fair market value shall mean the average closing price of the Company's stock for the twenty (20) trading days immediately prior to the date of the award. Such Options shall have the following additional features:

                  (a) The Options will have a term of ten (10) years from the date of award, and must be exercised within such ten (10) year period, except as expressly set forth below in this Section 3.3.

                  (b) The Options will be awarded effective as of January 1 of each year of the Term hereof.

                  (c) Twenty-five percent (25%) of the Options will vest at the date of award and twenty-five percent (25%) on December 31 of such year and each ensuing year, except as otherwise provided in this
         Section 3.3.

                  (d) If Executive voluntarily resigns his employment (except in the case of a breach hereof by the Company or in the case of a Change of Control, as hereinafter defined) or if Executive's employment is terminated by the Company for Cause (as hereinafter defined), then no further vesting will occur and all unvested Options will terminate immediately upon such termination of employment. Executive must exercise any vested Options after such termination of employment within the earlier to occur of (i) five (5) years after the date of termination of employment or (ii) the expiration of the ten
         (10) year term of the Options.

                  (e) If Executive's employment is not continued after the expiration of the Term hereof for a period of at least two (2) years or if Executive's employment terminates as a result of his death or disability (as contemplated by Section 3.7.3 hereof), or if Executive's employment terminates for any reason within one (1) year after a Change of Control, then all unvested Options shall vest at the time that such Options would have vested as if Executive's employment had continued through such time.

                  (f) If Executive's employment is terminated in breach hereof by the Company, or if Executive terminates as a result of a breach by the Company, then all unvested

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         Options awarded through such termination date shall vest immediately upon such termination.

                  (g) "Change of Control," for purposes of this Section 3.3, means the closing of a merger, consolidation or reorganization of the Company with or into any other corporation or corporations in which the Company is not the surviving entity (other than a mere reincorporation transaction), a sale of all or substantially all of the assets of the Company or a transaction or series of related transactions in which the Company issues shares representing more than 50% of the voting power of the Company, immediately after giving effect to such transaction or series of related transactions, to a person or persons or other entity or entities who were not shareholders of the Company immediately prior to such transaction.

         3.4 Civic, Trade Organization and Club Dues. Subject to quarterly review of the Compensation Committee with respect to ongoing business expenses, the Company shall pay for or reimburse the Executive for dues paid in connection with his membership in civic organizations or trade organizations which promote the image or Business of the Company or establish, maintain or expand the interface and relationship between the Company and various communities; and for Executive's dues at clubs utilized by Executive or made available by Executive and other management to entertain customers, vendors and others with whom the Company or Hayes has business relations, or for other Company-related business activities, entertainment and functions.

         3.5      Vacation.  The Executive shall receive not less than thirty
(30) working days paid vacation during each twelve (12) month period of the Term. The Executive shall give the Board members at least five (5) days prior written or oral notice before commencing each vacation period. To the extent that any annual vacation provided herein is not taken during the year in which it accrued, such unused vacation time shall be carried forward to the following year not to exceed twenty (20) working days per year, and provided that Executive shall not have more than fifty (50) working days of accrued and unused vacation at any one time.

         3.6 Health Plans. The Executive shall be eligible to participate in the Company's health plans, in accordance with their terms, which the Company now or hereafter has in effect and which are generally made available to the Company's other employees, and the Company shall make contributions for Executive's participation in such plans as it generally makes for its other employees. The Company reserves the right to modify, add to or eliminate any or all of its fringe benefit plans at any time and for any reason.

         3.7      Insurance.

                  3.7.1 Life Insurance. The Company shall continue to maintain at no cost to the Executive, except as provided in this
         Section 3.8.1, those life insurance policies with respect to the Executive which are set forth on Schedule 3.8. The Executive may borrow such amounts as are permitted under the terms of such life insurance policies; provided, however, that on and after the Effective Time the Executive shall be solely responsible for

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         repayment of such borrowed amounts, interest thereon and payment of any resulting increase(s) in the Company's premium payment and shall give advance written notice to the Board of his intention to borrow such amounts.

                  3.7.2 Errors and Omissions. The Company shall provide directors' and officers' liability and errors and omissions coverage for the Executive in an amount and under terms consistent with those provided other Company officers and directors.

                  3.7.3 Disability. If the Executive is determined to be disabled under the Company's short-term disability plan or long-term disability plan ("Disability Plan"):

                         (a) The Company shall pay to the Executive, through insurance or otherwise, an amount equal to one hundred percent (100%) of the Executive's Base Salary plus the maximum amount of the Personal Incentive Bonus for a period of one year from and after the occurrence of the disability as determined under the Disability Plan. The sum of amounts paid by the Company under this
                                    Section 3.7.3(a) shall be reduced by the Executive's total income during such period from: social security, workers' compensation, compensation from the Company or any other business entity which controls, or is controlled by, or is under common control with the Company including, but not limited to, any Disability Plan benefits and earned income from employment in any capacity ("Offset Amount").

                         (b) Commencing on the three hundred sixty-sixth (366th) consecutive calendar day from and after the Executive's disability as determined under the Disability Plan, the Company shall pay to the Executive, through insurance or otherwise, an amount equal to seventy-five percent (75%) of the Executive's Base Salary plus the maximum amount of the Personal Incentive Bonus. The sum of amounts paid by the Company under this Section 3.7.3(b) shall be reduced by the Offset Amount plus all of the Executive's proceeds from the sale of Company stock.

                         (c) The Company's obligation to make payments, as set forth in Sections 3.7.3(a) and (b), to the Executive during the Executive's period of disability shall cease upon the later of the termination of the Term or three (3) years from the commencement of the disability as described in the first sentence of this Section 3.7.3.

                         (d) The Executive's Base Salary and vacation accrual shall cease during payments under
                                    Section 3.7.3(a) and (b), but all other
                                    benefits of this Agreement shall continue.
                                    The Executive's Base Salary and

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                                    vacation accrual shall recommence upon the
                                    cessation of the Executive's disability
                                    during the Term, and said Base Salary shall be the amount as set forth in Section 3.1 of this Agreement.

         3.8 Car. The Company shall provide the Executive with one Company or Hayes employee as a driver on a full-time basis, and a car of similar quality and status as a Mercedes Benz, 4 door sedan, model 420SEL, or successor model, as available in North America. Such services and car shall be paid for or provided by the Company, directly or indirectly, by such method deemed appropriate by the Compensation Committee.

         3.9 Administrative Assistant. The Company shall provide as necessary the services of a personal administrative assistant based in the Company's offices, who is paid consistent with a clerical level Company position to assist the Executive in personal finances, social functions and other matters in order to enhance Executive's ability to focus on the Business of the Company.

         3.10 Reimbursement of Expenses. The Company shall reimburse the Executive for all reasonable expenses incurred by the Executive in performing his duties hereunder, including without limitation, expenditures for entertainment, travel, lodging, and meals; provided, however, the Executive shall submit to the Company verification of the nature and amount of such expenses in accordance with Company policies and procedures as established from time to time by the Compensation Committee, including audit, related to expense reimbursement of employees.

         3.11 Miscellaneous. The salary, compensation and benefits set forth in this Section 3 shall not preclude or exclude the payment of any other or additional compensation to the Executive by the Company (as determined by the Compensation Committee of the Company) for serving as an officer, director, Board committee member or in any other capacity for the Company to which he is appointed or elected by the Board and which is not specifically covered by this Agreement.

         3.12 Repayment Upon Disallowance. Any salary, commission, expense, reimbursement or other payment to the Executive by the Company pursuant to this Section 3 which is disallowed in whole or in part as a deductible expense to the Company for federal or state income tax purposes shall be promptly repaid to the Company by the Executive to the full extent of such disallowance, but without the payment by the Executive of any interest or penalty incurred by the Company in connection with the disallowance of any such payment as a deductible expense for the Company.

                           4. TERMINATION/EXTENSION.

         4.1 Definition of "Cause." For purposes of this Agreement, Cause shall mean: (i) felony conviction of the Executive in connection with his employment, judgment against the Executive in a civil action brought by the Company relating to fraud or diversion or conversion of Company assets by the Executive, or other felony conviction of the Executive involving moral turpitude; (ii) failure by the Executive to perform the duties of his employment set forth in this

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Agreement or failure to follow lawful policies of the Company or lawful and reasonable directives of the Board; or (iii) violation of Section 5, 6 or 7 of this Agreement. The Executive shall be given sixty (60) days written notice by the Board of an occurrence of a failure or violation of Section 4.1 (ii) or
(iii) and shall be provided an opportunity to cure, if possible, and/or to cease and desist, as appropriate; provided, however, that if such failure or violation (or a substantially related failure or violation) occurs more than three (3) times during any six (6) month period, there shall be no further notice.

         4.2      Definition of "Total Disability."  For the purposes of this
Section 4 only, "Total Disability" shall mean the Executive's disability pursuant to the Company's Disability Plan for a period of at least one hundred eighty (180) consecutive calendar days. Total Disability shall be deemed to have occurred on the first (1st) day following said one hundred eighty (180) calendar day period.

         4.3      Termination Events.

                  The Term shall be terminated with respect to Executive's employment as set forth below and only for the following reasons:

                  4.3.1  By mutual agreement of the Board and the Executive;

                  4.3.2 At the election of and by the Executive, upon a breach of the Agreement by the Company;

                  4.3.3 At the election of and by the Board for Cause, as defined in Section 4.1, with an opportunity to cure and/or cease and desist, as appropriate, as provided by said Section 4.1;

                  4.3.4 Automatically three (3) full calendar years after the Effective Time.

                  4.3.5  Automatically upon the Executive's death;

                  4.3.6 At the election of and by the Board upon the Executive's Total Disability as defined in Section 4.2 of this Agreement; or

                  4.3.7 In the event that, after the Effective Time, the Executive is not re-elected to serve on the Board of Directors of the Company, then Executive's title as Chairman shall cease and Executive shall for the remainder of the Term be deemed an employee of the Company with such title, responsibility and authority as may be delegated to him by the Board of Directors; provided, however, that all other aspects of this Agreement shall continue to be in effect in accordance with their terms.

         4.4 Severance Payments Upon Termination Events. The Executive shall receive no severance payment upon the occurrence of the termination of the Executive's employment

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pursuant to Section 4.3; provided, however, in the event of termination in accordance with Section 4.3.5, the Executive's estate shall receive an amount equal to three-twelfths (3/12ths) of Executive's Base Salary.

                           5. RESTRICTIVE COVENANTS.

         5.1 During the Term. During the Term, the Executive shall not, either directly or indirectly, on his own behalf or as a partner, officer, director, employee, consultant, agent or trustee of any person, firm, corporation, partnership or other entity, engage in or be employed by any business or enterprise which is the same as, or substantially the same as, the Business of the Company ("Competing Business").

         5.2 After the Term. For a period of eighteen (18) months after the Term (the "Restricted Period"), the Executive shall keep, observe and abide by each of the following separate covenants:

                  5.2.1 Except on behalf of the Company, the Executive shall not, either directly or indirectly, on his own behalf or as a partner, officer, director, employee, consultant, agent or trustee of any person, firm, corporation, partnership or other entity, within the Area, as defined in Section 5.3, engage in or be employed by or have any interest in any business organization of whatever form engaged, either directly or indirectly, in a Competing Business in a capacity that requires him to perform services on behalf of such Competing Business substantially similar to those performed by him on behalf of the Company; provided, however, that the Executive may during the Restricted Period interview and seek to make arrangements for such employment, engagement or interest that commences after the Restricted Period.

                  5.2.2 During the Restricted Period, except on behalf of the Company, the Executive shall not, either directly or indirectly, on his own behalf or in the service or on behalf of others, solicit, divert or hire away, to any Competing Business or attempt to solicit, divert or hire away, to any Competing Business any person or persons employed by the Company as of the termination of the Term or within the six (6) months preceding or subsequent to the termination of the Term, whether or not such employee is a full-time employee or a temporary employee of the Company, and whether or not such employment is pursuant to a written contract with the Company or is for a determined period or at will, until such employee has ceased his employment with the Company for at least six (6) months.

         5.3 Definition of "Area". The "Area" is defined as the geographic territory included in a radius of fifty (50) miles from Hayes' business location in Norcross, Georgia and the Company's business location in Gaithersburg, Maryland.

         5.4 No Prior Restrictions. The Executive affirms and represents that he is under no obligation to any former employer or third party which is inconsistent with, or which imposes any

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restriction upon, the continued employment of the Executive by the Company or the Executive's undertakings under this Agreement.

         5.5 Survival. The provisions of this Section 5 shall continue after the Term as set forth herein and shall survive irrespective of the reason the Executive's employment terminates.

         6.       OWNERSHIP, NON-DISCLOSURE AND NON-USE OF CONFIDENTIAL
                  INFORMATION.

         6.1      Definition of Confidential Information.  For purposes of this
Section 6, "Confidential Information" shall mean any and all data and information relating to the Business of the Company (whether constituting a trade secret or not), (i) which is or has been disclosed to the Executive, or of which the Executive becomes aware as a consequence of or through his employment relationship with the Company, or which was developed in whole or in part by him during the term of his employment with the Company; and (ii) which has value to the Company and is not generally known by its competitors. Confidential Information shall not include any data or information (A) that has been voluntarily disclosed to the public by the Company or has become generally known to the public (except where such public disclosure has been made by the Executive or another person or entity without authorization by the Company), or
(B) that has been independently developed and disclosed by parties other than the Executive or the Company to the public generally or to the Executive without breach of any obligation of confidentiality by any such parties running directly or indirectly to the Company, or (C) that otherwise enters the public domain through lawful means. Confidential Information may include, but is not limited to, information relating to the Company's financial affairs (including the Company's relationship with its investors and lenders), products, processes, services, customers, employees, executives' compensation, research, development, inventions, manufacturing, purchasing, accounting, engineering and marketing.

         6.2      Definition of Trade Secrets.  For the purposes of this
Section 6, Trade Secrets shall mean, in addition to the information described in the Georgia Trade Secrets Act, (i) any Invention, as defined herein, which is being used or studied by the Company and is not described in a printed patent, described in any literature already published and distributed externally by the Company, and which is not readily ascertainable from inspection of a product of the Company, (ii) any engineering, technical, or product specifications including those of features to be used, or use of which is contemplated, in a future product of the Company; and (iii) any machine, process or method of manufacturing employed by the Company, whether patentable or not, which is not generally known to competitors of the Company. Trade Secrets shall not include any data or information (A) that has been voluntarily disclosed to the public by the Company or has become generally known to the public (except when such public disclosure has been made by Executive or another person or entity without authorization by the Company), or (B) that has been independently developed and disclosed by parties other than the Executive or the Company to the public generally or to the Executive without a breach of any obligation of non-disclosure by any such parties running directly or indirectly to the Company, or (C) that otherwise enters the public domain through lawful means.

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         6.3      Ownership. The Executive acknowledges and agrees that all
Confidential Information and Trade Secrets, and all physical embodiments thereof, are confidential to and are and shall remain the sole and exclusive property of the Company, and that any of the Confidential Information or Trade Secrets produced by him shall be considered proprietary to the Company. The Executive agrees: (i) immediately to disclose solely to the Company all Confidential Information and Trade Secrets developed in whole or in part by him during the term of his employment with the Company; (ii) to assign to the Company any right, title or interest he may have in such Confidential Information and Trade Secrets, and (iii) at the request and expense of the Company, to do all things and sign all documents or instruments reasonably necessary in the opinion of the Company to eliminate any ambiguity as to the ownership by and rights of the Company in such Confidential Information and Trade Secrets including, without limitation, providing to the Company his full cooperation in any litigation, unless between the Executive and the Company after termination of Executive's employment, or other proceeding to establish, protect or obtain such ownership and rights. Upon request by the Company, and in any event upon termination of his employment with the Company for any reason, the Executive shall promptly deliver to the Company all property belonging to the Company, including, without limitation, all Confidential Information and Trade Secrets (and all embodiments thereof) then in his custody, control or possession.

         6.4 Non-Disclosure. The Executive agrees that, during the term of his employment by the Company and (i) at all times following the termination of such employment for any reason whatsoever, with respect to Trade Secrets under the Georgia Trade Secrets Act and (ii) during the Restricted Period with respect to other Confidential Information, he will not use, disclose or make available, directly or indirectly, any Confidential Information or Trade Secrets to any person, concern or entity, except in the performance of his duties and responsibilities hereunder or with the prior written consent of the Company. The provisions of this Section 6 shall continue after the Term as provided herein and shall survive irrespective of the reason the Executive's employment terminates.

                         7. INVENTIONS AND TRADEMARKS.

         7.1      Definition of Invention and Executive Invention.

                  7.1.1 For the purposes of this Section 7, Invention shall mean any discovery, whether or not patentable, including, but not limited to, any useful process, method, formula, technique, machine, manufacture, composition of matter, algorithm or computer program, as well as improvements thereto, which is new or which the Executive has a reasonable basis to believe may be new.

                  7.1.2 For the purposes of this Section 7, Executive Invention shall mean any Invention which is conceived by the Executive or conceived by the Executive in a joint effort with others during the Executive's employment by the Company which (i) may be reasonably expected to be used in a current product of the Company, a projected future product of the Company, or a product similar to a Company product; (ii) results from

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

         work that the Executive has been assigned as part of his duties as an employee, officer or director of the Company; (iii) is in an area of technology which is the same or substantially related to the areas of technology with which the Executive is involved in the performance of the Executive's duties as an employee, officer or director of the Company; (iv) is useful, or which may reasonably be expected to be useful, in any manufacturing process, product design or internal control system of the Company; or (v) is in an area of technology which includes machinery or processes with which the Executive normally works in performing his duties as an employee, officer or director of the Company.

         7.2 Property of the Company. The Executive hereby agrees that all Executive Inventions shall become the property of the Company. The Company makes no claim of rights to any Inventions of the Executive which are not Executive Inventions, except to the extent that, by operation of law, the "shop rights doctrine" provides the Company with any such rights.

         7.3 Conception of Invention. The Executive hereby agrees that if he conceives any Invention during his employment, for which there is a reasonable basis to believe that the conceived Invention may be an Executive Invention, the Executive will provide notice containing a written description of the Invention to each Board member, adequate to allow evaluation thereof by the Board for a determination of whether the Invention is an Executive Invention. In the event of any dispute regarding such determination, the dispute shall be resolved pursuant to Section 9 hereof.

         7.4 Patent Registration. The Executive hereby agrees that should the Company elect to file any application for patent protection either in the United States or in any foreign country on an Executive Invention, the Executive will execute all necessary papers and documents, including formal assignments to the Company, relating to such patent application. The Executive further agrees that he will cooperate with any attorneys or other persons designated by the Company by explaining the nature of the Executive Invention, reviewing applications and other papers, and providing any other assistance reasonably required for the orderly prosecution of the patent applications.

         7.5 Discontinuance of Use. On or after the termination of the Term, the Executive may request that the Board approve the transfer or assignment to the Executive of a (i) patent or an Executive invention which existed during the Term but has not been practiced or used for a period of one
(1) year or more prior to the Executive's request therefor or (ii) trademark, service mark or tradename which was owned by the Company during the Term but has not been used for a period of one (1) year or more prior to the Executive's request therefor. The Board shall make a determination with respect to such transfer or assignment and the value thereof in its sole discretion.

         7.6 Survival. The provisions of this Section 7 shall continue after the Term as provided herein and shall survive irrespective of the reason for the Executive's termination.

                      8. BREACH OF COVENANTS BY EXECUTIVE.

         The Executive agrees that the covenants and agreements contained in Sections 5, 6 and 7 of this Agreement are of the essence of this Agreement and that each of such covenants is reasonable and necessary to protect and preserve the interests and properties of the Company and the Business of the Company. The Executive further agrees that the Company is engaged in and through the Area in the Business of the Company and that irreparable loss and damage will be suffered by the Company should the Executive breach any of such covenants and agreements. Each of such covenants and agreements is separate, distinct and severable not only from the other of such covenants and agreements but also from the other and remaining provisions of this Agreement and the unenforceability of any such covenant or agreement shall not affect the validity or enforceability of any other such covenants or agreements or any other provision or provisions of this Agreement. The Executive acknowledges that damages are inadequate for any breach of Sections 5, 6 or 7, and that the Company shall, whether or not it is pursuing any potential remedies at law, be entitled to equitable relief in the form of both temporary and permanent injunctions to prevent a breach or contemplated breach by the Executive of any of such covenants or agreements. The Executive shall further be liable for damages, if any, resulting from any breach of such covenants and agreements.

                           9. RESOLUTION OF DISPUTES.

         9.1 Resolution of Disputes and Mediation. Except for the matters set forth in Sections 5, 6, and 7 hereof, any dispute between the parties either with respect to the interpretation of any provision of this Agreement or with respect to the performance by the Executive or by the Company hereunder (the "Dispute") shall be resolved in accordance with this Section 9 as follows:

                  9.1.1 Upon the written request of either party hereto, each of the parties shall appoint a designated representative, whose task it shall be to meet for the purpose of endeavoring to resolve the Dispute. The Company's designated representative shall be a member of the Board excluding (i) the Executive and (ii) the Board member selected by the Executive to be a Board member.

                  9.1.2 The designated representatives shall meet as often as necessary to gather and furnish to the other all information with respect to the Dispute which is appropriate and germane in connection with its resolution.

                  9.1.3 Such representatives shall discuss the Dispute and negotiate in good faith in an effort to resolve the Dispute without the necessity of any formal proceeding relating thereto.

                  9.1.4 During the course of such negotiations all reasonable requests made by one party to the other for non-privileged information reasonably related to the Dispute, shall be honored in order that each of the parties may be fully advised of the other's position.

                  9.1.5 The specific format for such discussions shall be left to the discretion of the designated representatives but may include the preparation of agreed upon statements of fact or written statements of position furnished to the other party.

         9.2 Judicial Resolution. If the parties hereto are not able to resolve the Dispute concerning this Agreement as set forth in Section 9.1 above within sixty (60) calendar days, upon the initial written request as provided in Section 9.1.1, then the parties shall have the option and right to resolve such Dispute by judicial or other equitable resolution.

                               10. MISCELLANEOUS.

         10.1 Key Man Insurance. The Executive agrees that during the Term, the Company in its sole discretion may purchase in addition to those specified in Section 3.9.1 insurance policies on the Executive's life with the Company as the primary beneficiary, provided that all costs of such insurance are paid by the Company.

         10.2 Assignment. This Agreement may not be assigned by any party hereto without the prior written agreement of the other party hereto.

         10.3 Severability. If any provision of this Agreement shall be held to be illegal, invalid or unenforceable, such provision shall be enforced to the maximum extent permissible so as to effect the intent of the parties, and the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

         10.4 Beneficiary. All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors, heirs, executors, administrators and permitted assigns.

         10.5 Entire Agreement. This Agreement embodies the entire agreement of the parties hereto relating to the subject matter hereof. This Agreement supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions, written or oral, of the parties hereto, relating to the subject matter of this Agreement. Nothing in this Agreement is intended or shall confer upon or give any person other than the parties hereto any rights or remedies under or by reason of this Agreement.

         10.6 No Amendments. No amendments or modifications of this Agreement shall be valid or binding upon the Company unless made in writing and approved by the Board and signed by a Board member duly authorized by the Board (other than a Board member designated by the Executive or the Executive), or upon the Executive unless made in writing and signed by the Executive.

         10.7 Waiver. The waiver by either party hereto of a breach by the other party of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach of the same or any other provision by the breaching party.

         10.8 Notices. Any notice required or permitted to be given hereunder shall be in writing and delivered personally or by facsimile/telecopy transmission. Any notice delivered personally shall be deemed given as of the date of delivery. Notice given by facsimile/telecopy shall be evidenced by the facsimile/telecopy verification confirming that the notice was satisfactorily transmitted and received and shall be deemed given as of the date of confirmation; provided, however, that its receipt shall be confirmed by telephone and all notices sent by facsimile/telecopy transmission must be thereafter transmitted to the party to be notified by an overnight express mail delivery service within three (3) days of said facsimile/telecopy transmission.

         AS TO THE COMPANY:

                  Hayes Communications Inc.
                  ______ Peachtree Corners Circle East
                  Norcross, Georgia  30092
                  Attention:  Chief Executive Officer
                  Facsimile:  (770) __________

         AS TO EXECUTIVE:

                  Dennis C. Hayes
                  Hayes Communications Inc.
                  _____ Peachtree Corners Circle East
                  Norcross, Georgia  30092
                  Private Fax:  (770) 840-6830

         AS TO HAYES:

                  Hayes Microcomputer Products, Inc.
                  _____ Peachtree Corners Circle East
                  Norcross, Georgia  30092
                  Attention: Chief Executive Officer
                  Facsimile: (770)  ____________

         10.9 Headings. The enumeration and headings contained in this Agreement are for convenience of reference only and are not intended to have any substantive significance in interpreting this Agreement.

         10.10 Number. Unless the context otherwise requires, whenever used in this Agreement, the singular shall include the plural and the plural shall include the singular.

         10.11 Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Georgia.

         10.12 Counterparts. This Agreement may be executed in four (4) counterparts and each of such counterparts, when duly executed, shall be deemed an original document.


                  IN WITNESS WHEREOF, Dennis C. Hayes, the Executive, and the Company, acting by and through its duly authorized officers, have hereunto executed, delivered and sealed this Agreement effective as of the Effective Time.

                                   EXECUTIVE:


                                                                         (SEAL)
                                   --------------------------------------
                                   DENNIS C. HAYES
                                   5835 Peachtree Corners Circle East
                                   Norcross, Georgia  30092
                                   Private Fax:  (404) 840-6830

                                   COMPANY:

ATTEST:                            HAYES COMMUNICATIONS INC.


[CORPORATE SEAL]                   BY:
                                      -----------------------------------------
                                      Name:
                                           ------------------------------------
                                      Title:
-------------------------                   -----------------------------------
Secretary



                  The undersigned Hayes Microcomputer Products, Inc.,is made a signatory hereto for the sole purpose of terminating the Employment Agreement dated April 16, 1996, pursuant to paragraph 2 of this Agreement.

                                   HAYES MICROCOMPUTER PRODUCTS, INC.



                                   By:
                                      -----------------------------------------
                                   Name:
                                        ---------------------------------------
                                   Title:
                                         --------------------------------------

                      SCHEDULE 3.8 TO EMPLOYMENT AGREEMENT

                            LIFE INSURANCE POLICIES




         Policy Number
          & Company                 Policy Date      Policy Owner      Beneficiary
         -------------              -----------      ------------      -----------
1.       Amer. United Life          04/18/84         Company           Company
         #6-002-1742

2.       Amer. United Life          08/18/86         Executive         Estate of Executive
         #6-026-4910

3.       Amer. United Life          04/18/84         Company           Company
         #1-516-163

4.       Confederation Life         06/28/92         Company           Estate of Executive
         # 542 0411

5.       Security Life              07/08/92         Company           Estate of Executive
         # 001045302
